Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Avnet, Inc.:
We consent to the incorporation by reference in the registration statements No. 333-107474 on Form S-3 and Nos. 33-43855, 33-64765, 333-17271, 333-45735, 333-55806, 333-00129, 333-45267, 333-101039, 333-112057, 333-112062, 333-112063 and 333-140903 on Form S-8 of Avnet, Inc. of our report dated August 27, 2007, with respect to the consolidated balance sheets of Avnet, Inc. and subsidiaries as of June 30, 2007 and July 1, 2006 and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2007, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of June 30, 2007, which report appears in the June 30, 2007, annual report on Form 10-K of Avnet, Inc.
As discussed in Note 1 to the consolidated financial statements, effective July 3, 2005, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment. As discussed in Note 1 to the consolidated financial statements, effective June 30, 2007, the Company adopted Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB No. 87, 88, 106 and 132(R).
/s/ KPMG LLP
Phoenix, Arizona
August 27, 2007